UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2022

Mayville Engineering Company, Inc.

(Exact name of registrant as specified in its charter)

Wisconsin	001-38894	39-0944729
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

715 South Street, Mayville, Wisconsin 53050

(Address of principal executive offices, including zip code)

(920) 387-4500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	MEC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 20, 2022, Mayville Engineering Company, Inc. (the “Company”) announced the appointment of Jagadeesh (Jag) A. Reddy as the Company’s President and Chief Executive Officer effective July 19, 2022. Mr. Reddy replaces Robert D. Kamphuis, formerly the Company’s Chairman, President and Chief Executive Officer, who, as previously announced, retired from his positions with the Company (including as a director), but will continue in part-time employment until September 30, 2022 to ensure a smooth transition. The Company’s Board of Directors also elected Mr. Reddy as a Class I director of the Company to serve for a term to expire at the 2025 annual meeting of shareholders. In connection with the chief executive officer transition, the Company appointed independent director Timothy L. Christen as the non-executive Chair of the Board of Directors effective July 19, 2022. A copy of the press release announcing the foregoing is filed as Exhibit 99 to this Current Report on Form 8-K and is incorporated by reference herein.

Jag Reddy, 51, served as a member of the senior leadership team at W.R. Grace & Co. since 2018, most recently as the head of its Strategy and Growth function, as well as the Managing Director of its Advanced Refining Technologies hydroprocessing joint venture with Chevron. Before joining W.R. Grace & Co., Mr. Reddy served as Vice President and General Manager, Water Technologies Strategic Business Unit from 2014 to 2017, and Vice President, Corporate Strategy from 2012 to 2014 at Pentair plc. Previously, Mr. Reddy held leadership roles of increasing responsibility at ITT Corporation and its spin-off, Xylem Inc. Mr. Reddy also held product management and mergers and acquisitions roles at Danaher Corporation and United Technologies. He started his career in manufacturing operations at Denso Corporation. Mr. Reddy earned a MBA in finance and strategy from the Kellogg School of Management and a Master’s in engineering management from the McCormick School of Engineering, both at Northwestern University. He also holds a Master’s in industrial engineering from the University of Tennessee and a Bachelor’s in mechanical engineering from Sri Venkateswara University in India.

Mr. Reddy’s initial base salary is $675,000 per year; he is eligible to earn an annual bonus based on performance, with his target bonus being 100% of his base salary, and with his 2022 bonus being prorated from his July 19, 2022 start date; he is eligible to participate in the Company’s long-term incentive plan, with an annual target grant date fair value of $1,650,000; he is eligible to participate in the Company’s deferred compensation plan; and he is eligible to participate in the Company’s normal benefits package. Mr. Reddy’s target compensation will be reviewed annually by the Compensation Committee of the Board of Directors.

On his start date, Mr. Reddy was awarded 96,154 restricted stock units under the Company’s 2019 Omnibus Incentive Plan, which units will vest at a rate of 1/3 on each of July 19, 2023, 2024 and 2025. The Company will also pay or reimburse Mr. Reddy’s reasonable relocation expenses, based on the Company’s relocation policy, as they are incurred and, until his relocation or June 30, 2023, whichever is earlier, he will be reimbursed commuting expenses up to $100,000.

In connection with his appointment as the Company’s President and Chief Executive Officer, the Company and Mr. Reddy entered into a severance agreement and a Change in Control Employment and Severance Agreement (the “Change in Control Agreement”). The severance agreement provides for a lump sum severance benefit equal to one times Mr. Reddy’s then-current annual base salary and target annual cash bonus in the event that his employment is involuntarily terminated without cause or he terminates for good reason prior to a change in control of the Company. As a condition of receiving such severance, Mr. Reddy is required to execute a release and waiver of claims.

The Change in Control Agreement provides for certain protections relating to Mr. Reddy’s employment during a two-year period following a change in control of the Company. If, during the protected period, Mr. Reddy’s employment is terminated by the Company without cause, other than by reason of death or disability, or Mr. Reddy terminates his employment with good reason, then, if Mr. Reddy provides a release of claims, he will be entitled to a severance payment of two times the sum of his annual base salary and target annual bonus. The Change in Control Agreement also provides that Mr. Reddy would be entitled to continued life insurance, hospitalization, medical and dental coverage for 24 months following the termination of employment. Any equity-based and cash incentive awards granted after the change in control will be deemed immediately earned or vested in full as of the termination of employment.

Prior to a change in control, the Change in Control Agreement does not restrict the Company’s right to terminate Mr. Reddy’s employment for any reason. However, if Mr. Reddy’s employment is terminated by the Company without cause within 180 days prior to a change in control and he reasonably demonstrates that the termination was at the request of the acquirer or otherwise arose in connection with or in anticipation of the change in control, he will be entitled to the protections under the Change in Control Agreement described above.

The Change in Control Agreement imposes restrictive covenants on Mr. Reddy, including non-solicitation of Company customers, non-competition with the Company and non-interference with Company employees during his employment and for 12 months after employment ends. The Change in Control Agreement also obligates Mr. Reddy to protect the Company’s confidential information.

The Change in Control Agreement does not provide for any tax gross-ups. To the extent payments in connection with the change in control would trigger the parachute payment excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, then

Mr. Reddy will either receive the total payments and pay the excise tax or have the total payments reduced such that no excise tax will be imposed, whichever is better for him on an after-tax basis.

On July 19, 2022, the Company also entered into a severance agreement with each of Ryan F. Raber, the Company’s Executive Vice President—Strategy, Sales & Marketing, and Randall P. Stille, the Company’s Chief Operating Officer. These severance agreements provide a lump sum severance benefit equal to one times the executive officer’s then-current annual base salary and target annual cash bonus in the event that his employment is involuntarily terminated without cause or he terminates for good reason prior to a change in control of the Company. As a condition of receiving such severance Messrs. Raber and Stille are required to execute a release and waiver of claims.

The foregoing descriptions of the severance agreements and the Change in Control Agreement do not purport to be complete and are qualified in their entirety by reference to the full texts of the forms of these agreements, which are filed herewith as Exhibits 10.1, 10.2 and 10.3 and are incorporated by reference herein.

In connection with Mr. Christen becoming the non-executive Chair of the Board of Directors, the Board appointed Steven L. Fisher as the new Chair of the Audit Committee (replacing Mr. Christen in that role) and Jennifer J. Kent as the new Chair of the Compensation Committee (replacing Mr. Fisher in that role).

Item 9.01. Financial Statements and Exhibits.

(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	Exhibits. The exhibit listed in the exhibit index below is being furnished herewith.

EXHIBIT INDEX

Exhibit Number

10.1	Form of Severance Agreement between Mayville Engineering Company, Inc. and Jagadeesh A. Reddy.

10.2	Form of Change in Control Employment and Severance Agreement between Mayville Engineering Company, Inc. and Jagadeesh A. Reddy.

10.3	Form of Severance Agreement between Mayville Engineering Company, Inc. and each of Ryan F. Raber and Randall P. Stille.

99	Press Release of Mayville Engineering Company, Inc., dated July 19, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAYVILLE ENGINEERING COMPANY, INC.

Date: July 20, 2022	By:	/s/ Todd M. Butz
Todd M. Butz
Chief Financial Officer